Exhibit 4.7

THIS AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.
THIS AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN (A) THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "2015 SUBORDINATION AGREEMENT") DATED AS OF MARCH 31, 2015 AMONG (I) PORTER FOUNDATION SWITZERLAND, (II) TELOS CORPORATION, XACTA CORPORATION, UBQUITY.COM, INC. AND TELOWORKS, INC. (COLLECTIVELY, THE "COMPANIES") AND (III) WELLS FARGO CAPITAL FINANCE, LLC AND, AS REPLACEMENT FINANCING, THE FINANCING AND SECURITY AGREEMENT DATED AS OF JULY 15, 2016 AMONG TELOS CORPORATION AND ACTION CAPITAL CORPORATION (THE "ACTION AGREEMENT") AND (B) THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "2017 SUBORDINATION AGREEMENT"; TOGETHER WITH THE 2015 SUBORDINATION AGREEMENT, THE "SUBORDINATION AGREEMENTS") DATED AS OF APRIL 18, 2017 AMONG (I) PORTER FOUNDATION SWITZERLAND, (II) THE COMPANIES AND (III) ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., TO THE SENIOR DEBT REFERENCED (AND DEFINED) IN THE RESPECTIVE  SUBORDINATION AGREEMENTS; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENTS.
APRIL 18, 2017
AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE
FOR VALUE RECEIVED Telos Corporation, (the "Borrower"), promises to pay to the Porter Foundation Switzerland, with an address of Chemin d'Amon 2, Chalet Ty'Fano, 1936 Verbier, Switzerland  (the "Lender"), One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00) pursuant to the terms and conditions of the Loan Agreement (the "Principal Sum") plus interest already accrued ($309,452.05 as of April 18, 2017), together with interest thereon the Principal Sum at the rate or rates hereinafter provided, in accordance with the terms set forth herein.
Capitalized terms not otherwise defined herein (including terms set forth in the header hereto) shall have the meanings set forth in the Loan Agreement, as the same may be or have been amended from time to time.
Commencing April 18, 2017 and continuing until repayment in full of all sums due hereunder, the unpaid Principal Sum shall accrue interest at the fixed rate of six percent (6%) per annum on the 20th day of each May, August, November and February.
All interest payable under the terms of this Subordinated Promissory Note (this "Note") shall be calculated on the basis of a 365-day year and the actual number of days elapsed.
Unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on July 25, 2022.
All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds at such places as the Lender may from time to time designate in writing to the Borrower.

The Borrower may prepay the Principal Sum in whole or in part at any time without premium or penalty.
This Note is the "Note" or "Promissory Note" or "Subordinated Promissory Note" described in that certain Loan Agreement dated as of March 31, 2015 by and among the Borrower and the Lender (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the "Loan Agreement").  The Borrower agrees that the Lender, with respect to this Note, shall have the benefit of the provisions of the Loan Agreement that apply to the Loan Documents, as defined in the Loan Agreement.
Upon the occurrence of any Event of Default, at the option of the Lender, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable by the Borrower to the Lender upon written demand from Lender to Borrower, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, the Loan Agreement and all applicable Laws, subject to the provisions of the Subordination Agreement.
The Borrower shall not make or be required to make any payments in respect of this Note that are prohibited under the Subordination Agreement and shall not be deemed to be in breach of or default under this Note for failing to make a payment to Lender that is prohibited to be made under the Subordination Agreement.
This Note amends and restates the existing Subordinated Promissory Note dated as of March 31, 2015 by the Borrower in favor of Lender (the "Original Note").  This Note renews and continues the Original Note without any novation, discharge or satisfaction of the underlying indebtedness or any collateral security therefor, all of which indebtedness and collateral security remain outstanding under the Loan Agreement and this Note.  Notwithstanding anything herein to the contrary, interest and other obligations under the Original Note accrued and payable prior to the date of amendment and restatement hereof, and interest and other obligations under this Note accrued and payable on or after the date of amendment and restatement hereof shall be due and payable in accordance with the terms hereof.
THE BORROWER AND LENDER ACKNOWLEDGE AND AGREE THAT THIS NOTE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF FAIRFAX OR LOUDOUN, COMMONWEALTH OF VIRGINIA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO EITHER PARTY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS NOTE AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
THE BORROWER AND THE LENDER, BY THEIR ACCEPTANCE HEREOF, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS NOTE AND/OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING THE LOAN AGREEMENT).  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF THE IMPORTANT RIGHT OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.  THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND EACH HEREBY REPRESENTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY

PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH OF THE BORROWER AND THE LENDER HEREBY FURTHER REPRESENT TO THE OTHER THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED AND ADVISED BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, IN THE SIGNING OR ACCEPTANCE OF THIS NOTE AND IN THE MAKING OF THIS WAIVER, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures Follow on Next Page]

SIGNATURE PAGE TO AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the date first written above.
BORROWER:

TELOS CORPORATION

By:	/s/ John B. Wood
Name:	John B. Wood
Title:	Chairman of the Board and Chief Executive Officer